Exhibit 107

Filing Fee Table

Form S-3

(Form Type)

BiomX Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount registered (1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Fee Rate	Amount of registration fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(c)	31,775,477	$0.30	$9,532,643.1	$0.00011020	$1,050.50
	Total Offering Amounts					$9,532,643.1		-
	Total Fee Offsets							-
	Net Fee Due							$1,050.50

(1)	Represents shares of common stock, par value $0.0001 per share, or the Common Stock, which may be sold by the selling stockholders named in this registration statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement also covers an indeterminate number of additional shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of a stock split, stock dividend, recapitalization or other similar event.
(2)	Represents 17,164,764 shares of Common Stock and 14,610,714 shares of Common Stock that are issuable upon the exercise of pre-funded warrants issued pursuant to a securities purchase agreement with the selling stockholders named herein.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on May 26, 2023, as reported on the NYSE American Stock Market. The Registrant will not receive any proceeds from the sale of its Common Stock by the selling stockholders.